Exhibit 23.3

Deloitte & Touche LLP 1750 Tysons Blvd. McLean, VA 22102-4219 USA Tel: +1 703 251 1000 Fax: +1 703 251 3400 www.deloitte.com
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in the Registration Statements of Sunrise Senior Living, Inc., as listed below, of our report dated December 22, 2008, relating to the consolidated financial statements of Sunrise Aston Gardens Venture, LLC as of and for the year ended December 31, 2007, appearing in the Annual Report on Form 10-K/A of Sunrise Senior Living, Inc. for the year ended December 31, 2007.

Registration
Statement
Number	Form	Description
333-05257	Form S-8	1995 Stock Option Plan, as amended, 1996 Directors’ Stock Option Plan, Stock Option Agreement entered into, effective January 4, 1995, by and between Sunrise Assisted Living, Inc. and David W. Faeder

333-38430	Form S-8	1996 Non-Incentive Stock Option Plan, as Amended (includes 333-21817)

333-26837	Form S-8	1997 Stock Option Plan

333-57291	Form S-8	1996 Directors’ Stock Option Plan, as Amended (includes 333-05257)

333-57293	Form S-8	1998 Stock Option Plan

333-78313	Form S-8	1999 Stock Option Plan

333-38432	Form S-8	2000 Stock Option Plan

333-61918	Form S-8	2001 Stock Option Plan

333-88570	Form S-8	2002 Stock Option and Restricted Stock Plan

333-61914	Form S-8	Employee Stock Purchase Plan

333-109228	Form S-8	2003 Stock Option and Restricted Stock Plan

333-120738	Form S-8	Employee Stock Purchase Plan
McLean, Virginia
December 22, 2008

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Deloitte Touche Tohmatsu